November 28, 2025 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We are currently principal accountants for AbCellera Biologics Inc. (the Company) and, under the date of February 27, 2025, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023 and the effectiveness of internal control over financial reporting as of December 31, 2024. On November 26, 2025, we were notified that the Company engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2026 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2025, and the effectiveness of internal control over financial reporting as of December 31, 2025, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 28, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b). Very truly yours, /s/ KPMG LLP Chartered Professional Accountants Exhibit 16.1